Exhibit 99.1

Shopsmith Reports Second Quarter Results

Dayton, OH. — Shopsmith, Inc. the leading manufacturer of multipurpose woodworking tools, today reported a net loss of $15,000 or $.01 per share on sales of $3,026,000 for its second fiscal quarter ending October 2, 2004. For the same fiscal quarter of the previous year, a net income of $119,000 was reported at $.05 per share on sales of $3,174,000. Fiscal 2005 year-to-date net loss was $471,000 or $.18 per diluted share on net sales of $5,813,000 compared to a fiscal 2004 loss for the same period of $6,000 or $.00 per diluted share on net sales of $6,287,000.

John Folkerth, Shopsmith CEO said, “Our second quarter results were disappointing, reflecting a 4.7% decline in sales over the same period a year ago. Operating expenses increased due to an increase in the number of Mark V sales demonstration events.”

Founded in 1972, Shopsmith, Inc. manufactures the Mark V product line (a five-in-one multipurpose woodworking tool) in Dayton, Ohio. The products are marketed via direct mail, the Internet and live demonstrations throughout the United States, Canada and England.

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     Results for the Quarters Ended

	October 2,	October 4,
	2004	2003
Net sales	$3,026,000	$3,174,000
Gross profit	1,633,000	1,661,000
Income (loss) before income taxes	(15,000)	123,000
Income tax expense	—	5,000
Net income (loss)	(15,000)	119,000
Net income (loss) per common share-Basic	(0.01)	0.05
Net income (loss) per common share-Diluted	(0.01)	0.05

     Results for the Six Months Ended

	October 2,	October 4,
	2004	2003
Net sales	$5,813,000	$6,287,000
Gross profit	3,025,000	3,192,000
Loss before income taxes	(471,000)	(1,000)
Income tax expense	—	5,000
Net loss	(471,000)	(6,000)
Net loss per common share-Basic	(0.18)	(0.00)
Net loss per common share-Diluted	(0.18)	(0.00)